Exhibit 99.1

McDermott reports Fourth Quarter 2008 Results;
Net Income of $43.0 million, $0.19 per fully diluted share

$2 Billion of 4th Quarter Bookings Increase Year-End Backlog to $9.8 Billion

HOUSTON--(BUSINESS WIRE)--March 2, 2009--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported net income of $43.0 million, or $0.19 per diluted share, for the 2008 fourth quarter, compared to net income of $160.0 million, or $0.70 per diluted share, for the corresponding period in 2007. Fourth quarter 2008 net income included approximately $57 million, after-tax, of certain previously announced net expenses. Weighted average common shares outstanding on a fully diluted basis were approximately 230.6 million and 229.8 million in the quarters ended December 31, 2008 and December 31, 2007, respectively.

McDermott’s revenues in the fourth quarter of 2008 were $1,664.5 million, an increase of 9.1 percent compared to $1,526.0 million in the corresponding period in 2007. The Company’s $138.5 million growth in revenues was provided by a 15.7% and 13.1% increase in the Offshore Oil & Gas Construction and Government Operations segments, respectively.

The Company’s operating income was $89.7 million in the 2008 fourth quarter, compared to $186.8 million in the 2007 fourth quarter. As previously announced, the 2008 fourth quarter included approximately $50 million of certain net expenses from the Offshore Oil & Gas Construction and Power Generation Systems segments.

“McDermott’s fourth quarter results generally came in at the upper end of the Company’s pre-announced range from early February,” said John A. Fees, Chief Executive Officer of McDermott. “Although we’re not satisfied with our consolidated results for the second half of 2008, we are pleased that McDermott’s backlog remained near record levels, the industries we serve have continued demand for our offerings, our liquidity position at year end provides continued financial flexibility and consolidated bookings and bids remained robust. While we recognize the overall business environment remains in flux, we believe McDermott remains well-positioned in the industries we serve.”

At December 31, 2008, McDermott’s consolidated backlog was $9.8 billion, compared to $9.8 billion and $9.4 billion at December 31, 2007 and September 30, 2008, respectively.

For the year-ended December 31, 2008, the Company reported consolidated revenues of $6.6 billion, producing operating income of $569.9 million and net income of $429.3 million, or $1.86 per diluted share, the second best year for net income in McDermott’s history.

RESULTS OF OPERATIONS

2008 Fourth Quarter Compared to 2007 Fourth Quarter

Offshore Oil & Gas Construction Segment

Revenues in the Offshore Oil & Gas Construction segment were $848.3 million in the 2008 fourth quarter, compared to $733.3 million for the same period a year ago. The year-over-year growth in revenues resulted from increased activities in the Middle East, Asia Pacific and Americas regions, partially offset by reduced activities in the Caspian region.

Segment income for the 2008 fourth quarter was $14.9 million, compared to $100.0 million in the 2007 fourth quarter. As previously disclosed, the 2008 fourth quarter includes approximately $70 million of incurred and expected cost increases recognized during the period on certain Middle East pipeline projects and other procured items, partially offset by a $36 million benefit from the resolution of an outstanding claim.

At December 31, 2008, segment backlog was $4.5 billion, compared to backlog of $4.8 billion and $5.0 billion at December 31, 2007 and September 30, 2008, respectively.

Power Generation Systems Segment

Revenues in the Power Generation Systems segment for the fourth quarter of 2008 were $605.5 million, compared to $608.0 million in the fourth quarter of 2007.

Segment income for the 2008 fourth quarter was $48.7 million, compared to $65.9 million in the 2007 fourth quarter. Major activities contributing to fourth quarter 2008 segment income include the supply and construction of new boilers and environmental equipment, retrofit projects of existing facilities, and related parts and services. In addition, the 2008 fourth quarter included approximately $15 million of the write-down of certain inventories and increased warranty reserves.

At December 31, 2008, segment backlog was $2.5 billion, compared to backlog of $3.3 billion and $2.8 billion at December 31, 2007 and September 30, 2008, respectively.

Government Operations Segment

Revenues in the Government Operations segment were $212.2 million in the 2008 fourth quarter, compared to $187.7 million for the same period a year ago. The improvement was primarily due to increased volumes in the manufacture of nuclear components for certain U.S. Government programs and for a commercial uranium enrichment project.

Segment income for the 2008 fourth quarter was $35.2 million, compared to $33.3 million in the 2007 fourth quarter. Major items contributing to fourth quarter 2008 segment income include the manufacture of nuclear components for certain U.S. Government programs, the manufacture of nuclear components for a commercial uranium enrichment project, and the management and operations of various U.S. Government sites.

At December 31, 2008, segment backlog was $2.9 billion, compared to backlog of $1.8 billion and $1.6 billion at December 31, 2007 and September 30, 2008, respectively.

Corporate & Other Income and Expense

Unallocated corporate expenses were $9.2 million in the 2008 fourth quarter, compared to $12.4 million in the 2007 fourth quarter. The Company’s other expense for the fourth quarter of 2008 was $7.1 million, compared to other income of $7.3 million in the fourth quarter of 2007, due to a year-over-year decline in interest income and an approximate $10 million non-cash foreign currency translation expense.

Balance Sheet Items

At December 31, 2008, total assets were approximately $4.6 billion, a 4.3% increase from year-end 2007. McDermott had approximately $1.1 billion in cash, restricted cash, cash equivalents and investments at year-end 2008, approximately $440 million below year-end 2007 levels as a result of approximately $450 million spent on capital expenditures and acquisitions as well as an almost $500 million reduction in current liabilities during the 2008 year. Long-term debt, notes payable and current maturities ended 2008 at approximately $15 million, with over $750 million of credit capacity also available at December 31, 2008. McDermott’s pension liability increased approximately $380 million from year-end 2007, primarily resulting from a nearly 20% full-year decline in the market value of pension assets, which will result in approximately $135 million of pension expense expected for 2009, a $90 million increase from 2008. Shareholder’s equity increased approximately $150 million during 2008, to end the year at $1.3 billion.

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

Forward Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, our expected 2009 pension expense and our belief that we are well positioned in the industries we serve. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog and changes in the scope or timing of contracts in backlog. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

Conference Call to Discuss Fourth Quarter 2008 Earnings Release

Date:	Tuesday, March 3, 2009, at 10:00 a.m. EDT (9:00 a.m. CDT)
Live Webcast:	Investor Relations section of Web site at www.mcdermott.com
Replay:	Available for two weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except shares and per share amounts)
Revenues	$1,664,500	$1,526,016	$6,572,423	$5,631,610
Costs and Expenses:
Cost of operations	1,452,646	1,222,842	5,519,827	4,500,897
(Gains) losses on asset disposals and impairments – net	(880)	(5,991)	(12,202)	(8,371)
Selling, general and administrative expenses	138,749	137,086	543,047	464,611
	1,590,515	1,353,937	6,050,672	4,957,137

Equity in Income of Investees	15,688	14,698	48,131	41,724

Operating Income	89,673	186,777	569,882	716,197

Other Income (Expense):
Interest income	4,812	16,569	34,353	61,980
Interest expense	(1,631)	(4,089)	(7,380)	(22,520)
Other expense – net	(10,293)	(5,142)	(9,741)	(10,192)
	(7,112)	7,338	17,232	29,268

Income from Continuing Operations before Provision for Income Taxes	82,561	194,115	587,114	745,465

Provision for Income Taxes	39,559	34,130	157,812	137,637

Net Income	$43,002	$159,985	$429,302	$607,828

Earnings per Common Share:
Basic:
Income from Continuing Operations	$0.19	$0.71	$1.89	$2.72
Net Income	$0.19	$0.71	$1.89	$2.72
Diluted:
Income from Continuing Operations	$0.19	$0.70	$1.86	$2.66
Net Income	$0.19	$0.70	$1.86	$2.66

Shares used in the computation of earnings per share:
Basic	227,739,578	225,213,119	226,918,776	223,511,880
Diluted	230,589,855	229,762,318	230,393,782	228,742,522

McDERMOTT INTERNATIONAL, INC. SELECTED SEGMENT INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
REVENUES
Offshore Oil and Gas Construction	$848,320	$733,261	$3,181,238	$2,445,675
Government Operations	212,227	187,684	851,019	694,024
Power Generation Systems	605,530	608,047	2,550,854	2,504,225
Adjustments and Eliminations	(1,577)	(2,976)	(10,688)	(12,314)
TOTAL	$1,664,500	$1,526,016	$6,572,423	$5,631,610

SEGMENT INCOME
Offshore Oil and Gas Construction	$14,932	$100,000	$146,180	$400,402
Government Operations	35,228	33,306	150,232	122,941
Power Generation Systems	48,670	65,864	315,362	234,068
	98,830	199,170	611,774	757,411
Unallocated Corporate	(9,157)	(12,393)	(41,892)	(41,214)
OPERATING INCOME	$89,673	$186,777	$569,882	$716,197

EQUITY IN INCOME (LOSS) OF INVESTEES (1)
Offshore Oil and Gas Construction	$(990)	$(985)	$(3,661)	$(3,923)
Government Operations	13,868	11,681	41,381	31,288
Power Generation Systems	2,810	4,002	10,411	14,359
TOTAL	$15,688	$14,698	$48,131	$41,724

DEPRECIATION & AMORTIZATION (1)
Offshore Oil and Gas Construction	$19,379	$17,262	$80,148	$54,318
Government Operations	5,634	5,636	22,445	19,269
Power Generation Systems	5,513	5,702	22,080	21,266
Corporate	548	281	1,460	1,136
TOTAL	$31,074	$28,881	$126,133	$95,989

CAPITAL EXPENDITURES
Offshore Oil and Gas Construction	$44,208	$35,651	$193,736	$172,580
Government Operations	7,864	6,385	16,348	14,117
Power Generation Systems	13,191	8,949	33,896	40,218
Corporate	1,044	501	11,711	6,374
TOTAL	$66,307	$51,486	$255,691	$233,289

BACKLOG
Offshore Oil and Gas Construction	$4,456,951	$4,752,794	$4,456,951	$4,752,794
Government Operations	2,882,895	1,790,686	2,882,895	1,790,686
Power Generation Systems	2,476,435	3,276,129	2,476,435	3,276,129
TOTAL	$9,816,281	$9,819,609	$9,816,281	$9,819,609

(1) Included in Segment Income Above

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$586,649	$1,001,394
Restricted cash and cash equivalents	50,536	64,786
Investments	131,515	300,092
Accounts receivable – trade, net	712,055	770,024
Accounts and notes receivable – unconsolidated affiliates	1,504	2,303
Accounts receivable – other	139,062	116,744
Contracts in progress	311,713	194,292
Inventories	128,383	95,208
Deferred income taxes	97,069	160,783
Other current assets	58,499	51,874

Total Current Assets	2,216,985	2,757,500

Property, Plant and Equipment	2,234,050	2,004,138
Less accumulated depreciation	1,155,191	1,090,400

Net Property, Plant and Equipment	1,078,859	913,738

Investments	319,170	162,069

Goodwill	298,265	158,533

Deferred Income Taxes	335,877	134,292

Investments in Unconsolidated Affiliates	70,304	62,241

Other Assets	282,233	223,113

TOTAL	$4,601,693	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current maturities of long-term debt	$9,021	$6,599
Accounts payable	551,435	455,659
Accrued employee benefits	159,541	184,211
Accrued pension liability – current portion	45,980	159,601
Accrued contract cost	97,041	93,281
Advance billings on contracts	951,895	1,463,223
Accrued warranty expense	120,237	101,330
Income taxes payable	55,709	57,071
Accrued liabilities – other	217,486	175,557

Total Current Liabilities	2,208,345	2,696,532

Long-Term Debt	6,109	10,609

Accumulated Postretirement Benefit Obligation	107,567	96,253

Self-Insurance	88,312	82,525

Pension Liability	682,624	188,748

Other Liabilities	192,564	169,814

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 234,174,088 and 231,722,659 at December 31, 2008 and 2007, respectively	234,174	231,723
Capital in excess of par value	1,252,848	1,145,829
Retained earnings	564,591	135,289
Treasury stock at cost, 5,840,314 and 5,852,248 at December 31, 2008 and 2007, respectively	(63,026)	(63,903)
Accumulated other comprehensive loss	(672,415)	(281,933)

Total Stockholders’ Equity	1,316,172	1,167,005

TOTAL	$4,601,693	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$429,302	$607,828
Non-cash items included in net income:
Depreciation and amortization	126,133	95,989
(Income) loss of investees, net of dividends	1,545	120
(Gains) losses on asset disposals and impairments – net	(12,202)	(8,371)
Gain on sale of business	-	-
Premium on early retirement of debt	-	-
Provision for deferred taxes	35,063	89,624
Amortization of pension and postretirement costs	38,131	50,957
Excess tax benefits from FAS 123(R) stock-based compensation	(60,901)	(877)
Other, net	38,372	21,726
Changes in assets and liabilities, net of effects from acquisition and divestitures:
Accounts receivable	71,142	(82,105)
Income taxes receivable	(11,476)	255,165
Accounts payable	86,069	40,384
Net contracts in progress and advance billings	(630,481)	382,184
Income taxes	13,046	(13,216)
Accrued and other current liabilities	18,142	(14,305)
Pension liability and accrued postretirement and employee benefits	(205,345)	(74,365)
Payment of the B&W PGG bankruptcy settlement	-	-
Other, net	14,493	(33,790)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(48,967)	1,316,948
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents	14,250	41,888
Purchases of property, plant and equipment	(255,691)	(233,289)
Acquisition of businesses, net of cash acquired	(191,940)	(334,457)
Net (increase) decrease in available-for-sale securities	2,009	(159,350)
Proceeds from asset disposals	13,996	11,223
Cash acquired from the reconsolidation of B&W PGG	-	-
Other, net	(2,996)	(4,696)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(420,372)	(678,681)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	-	-
Payment of long-term debt	(4,768)	(255,749)
Payment of debt issuance costs	(1,756)	(3,625)
Increase in short-term borrowing	1,460	-
Issuance of common stock	9,624	15,219
Excess tax benefits from FAS 123(R) stock-based compensation	60,901	877
Other, net	(2)	4
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	65,459	(243,274)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(10,865)	5,558
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(414,745)	400,551
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,001,394	600,843
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$586,649	$1,001,394

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest (net of amount capitalized)	$11,978	$28,066
Income taxes (net of refunds)	$68,637	$(208,194)

CONTACT:
McDermott Investor Relations & Corporate Communications
Vice President
Jay Roueche, 281-870-5462
jroueche@mcdermott.com
or
Director
Robby Bellamy, 281-870-5165
rbellamy@mcdermott.com